UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SOVRAN SELF STORAGE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SOVRAN SELF STORAGE, INC.

6467 Main Street

Williamsville, New York 14221

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Sovran Self Storage, Inc. on Thursday, May 22, 2014 at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221. The 2014 Annual Meeting will begin promptly at 9:00 a.m. (E.D.T.).

The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of six Directors to serve until the 2015 Annual Meeting of Shareholders, “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2014, and “FOR” the proposal to approve the compensation of the Company’s executive officers.

The vote of every Shareholder is important. You may vote your shares via the toll free telephone number or via the Internet (see instructions on the enclosed proxy card) or you may sign and date the accompanying proxy card and return it in the postage paid envelope provided. Please note that the toll free telephone number is available only for calls originating in the United States. For calls from other locations, please see the alternate number provided on the enclosed proxy card. Returning your completed proxy card will not prevent you from voting in person at the meeting should you be present and wish to do so or from changing your vote before the meeting. Please take the time to vote. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another Shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Sovran Investor Relations at (716) 633-1850.

The Board of Directors and management look forward to greeting those Shareholders who are able to attend the Annual Meeting.

Sincerely,

ANDREW J. GREGOIRE

Secretary

April 8, 2014

SOVRAN SELF STORAGE, INC.

6467 Main Street

Williamsville, New York 14221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SOVRAN SELF STORAGE, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Sovran Self Storage, Inc. (the “Company”) will be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on Thursday, May 22, 2014, at 9:00 a.m. (E.D.T.), to consider and take action on the following:

1.	The election of six directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	The ratification of the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

3.	Proposal to approve (on a non-binding basis) the compensation of the Company’s executive officers.

4.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on March 21, 2014 will be entitled to notice of the meeting and to vote at the meeting.

Shareholders who will be unable to attend the Annual Meeting in person may attend the meeting by proxy. Such Shareholders are requested to complete, date, sign and return the proxy card in the envelope enclosed or to vote their shares by telephone or via the Internet as described on the enclosed proxy card.

By Order of the Board of Directors,

ANDREW J. GREGOIRE

Secretary

Williamsville, New York

April 8, 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

be held on May 22, 2014

The Proxy Statement, Form 10-K for the year ended December 31, 2013 and the Annual Report to Shareholders are available at www.sovranss.com/2014annualmeeting

SOVRAN SELF STORAGE, INC.

6467 Main Street

Williamsville, New York 14221

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sovran Self Storage, Inc. (the “Company”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 22, 2014 at 9:00 a.m. (E.D.T.) at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed form of proxy are first being mailed to Shareholders on or about April 8, 2014.

Shareholders of record may vote by (i) attending the meeting and voting in person, (ii) using the toll-free telephone number shown on the proxy card, (iii) voting via the Internet at the address shown on the proxy card, or (iv) marking, dating, signing and returning the enclosed proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. The proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy (including a telephone or Internet vote) as of a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not act to revoke a prior proxy.

The entire cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will reimburse brokerage firms, banks and other securities custodians for their expenses in forwarding proxy materials to their principals. Solicitations other than by mail may be made by officers or by employees of the Company without additional compensation.

Only Shareholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 21, 2014, there were issued and outstanding 32,854,554 shares of the Company’s common stock (“Common Stock”). Each share of Common Stock has one vote. A majority of shares entitled to vote at the Annual Meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining whether a quorum is present. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Note to Beneficial Owners.    Under the rules of the New York Stock Exchange (“NYSE”), brokers or nominees have the authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the selection of Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares. The election of directors and the non-binding vote on the compensation of the Company’s executive officers are considered “non-routine” matters. As a result, if a broker or nominee does not receive voting instructions from the beneficial owner of shares held by such broker or nominee, those shares will not be voted and will be considered broker non-votes with respect to those “non-routine” matters. Therefore, it is very important for beneficial owners holding shares in this manner to provide voting instructions to their broker or other nominee.

The Company has enclosed with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013, including the financial statements and schedules thereto.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to

be held on May 22, 2014

The Proxy Statement, Form 10-K for the year ended December 31, 2013 and the Annual Report to Shareholders are available at www.sovranss.com/2014annualmeeting

PROPOSAL 1. ELECTION OF DIRECTORS

It is intended that the proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees for director named below. Our bylaws require that in an uncontested election the affirmative vote of a majority of the total of votes cast for or against, or withheld as to, a nominee at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. The nominees proposed are all presently members of the Board of Directors.

Nominees for Election to the Board of Directors

The nominees named herein will hold office until the next succeeding Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event any nominee becomes unavailable to stand for election, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the Governance Committee of the Board of Directors subject to Board approval. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors.

Set forth below is a brief description of the business experience during the last five years of each of our nominees for election as directors. This description also includes the principal occupation of, and directorships held, by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the Board of Directors.

Name	Age	Independent	Business Experience
Robert J. Attea	72	No

Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company from March 1997 to February 29, 2012. Mr. Attea is one of the founders of the Company and has more than 40 years of experience in the commercial real estate industry and 31 years in the self-storage industry. He brings to the Board of Directors extensive experience in the acquisition, disposition and development of commercial real estate. He also is a key contributor in the development and execution of the Company’s business strategy and provides invaluable expertise related to the self-storage industry. This industry experience coupled with his intimate knowledge of the Company enables him to make invaluable contributions to the Board of Directors and the Company’s success. Mr. Attea is the brother-in-law of Edward F. Killeen, Executive Vice President of Real Estate Management of the Company.

Kenneth F. Myszka	65	No

President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995. Mr. Myszka is one of the founders of the Company and has more than 29 years of experience in the self-storage industry. He is a certified public accountant and a graduate of the University of Buffalo Law School. He brings to the Board extensive experience in systems development, marketing and product innovations. Also, his legal and accounting background and in depth experience in human relations provides the Board of Directors with valuable perspectives in the development and execution of the Company’s business strategies and otherwise. In addition, he has an intimate knowledge of the Company’s day-to-day operations, which gives him a detailed understanding of the Company’s business strategy and operations.

Name	Age	Independent	Business Experience
Anthony P. Gammie	79	Yes

Director of the Company since 1995. From 1985 through March of 1996, Mr. Gammie was Chairman of the Board and Chief Executive Officer of Bowater Incorporated, a Fortune 500 newsprint manufacturer. He also served, from 1988 to 1996, as a member of the board of directors and on the audit committee of the Bank of New York, and on the Board of Directors of Alumax (formerly Amax) from 1989 until 1996. Mr. Gammie retired in 1996. As a result of Mr. Gammie’s public company, executive and financial experience he provides the Board of Directors with significant insights on global and national financial market trends and valuable assistance related to the Company’s capital and financial strategies and corporate governance initiatives.

Charles E. Lannon	66	Yes

Director of the Company since 1995. Mr. Lannon is and has been the President of Strategic Advisory, Inc. (formerly known as Strategic Capital, Inc.), a consulting firm, since 1995. Through Strategic Advisory, Inc., Mr. Lannon has provided consulting and advisory services to many companies seeking capital, transactional and financial guidance. Also, since 1995 he has served as an executive officer and on the board of several non-public companies. In addition, in 2013 he joined the board of Buckingham Properties LLC, a private REIT, were he currently is the lead independent director and serves on the audit, governance, and compensation committees. Prior to 1995, Mr. Lannon was involved in the self-storage industry for over 10 years. Such collected experience allows him to provide the Board of Directors with significant assistance related to investor relations, strategic and transactional matters. He also has an excellent understanding of corporate governance trends and the role of the Board of Directors which enables him to well serve the Company as chair of its Governance Committee and as a member of the Audit Committee.

James R. Boldt	62	Yes

Director of the Company since 2009. Mr. Boldt is and has been the Chairman, President, and Chief Executive Officer of Computer Task Group Inc., a publicly traded information technology services company, since 2002 and, a member of its board of directors since 2001. During the twenty years prior to his current position he was the Chief Financial Officer of Computer Task Group and Pratt & Lambert United, Inc., a publicly traded manufacturer of paints and chemical specialties. He is also a member of the board of directors of First Niagara Financial Group, Inc., AAA of Western and Central New York, the Catholic Health System of Western New York, and Dunn Tire LLC, and a member of the board of trustees of Niagara University. He received his CPA certificate in 1975. As a result of Mr. Boldt’s experience, he brings to the Company well grounded experience in accounting, finance, information technology, corporate governance and enterprise risk management, which allows him to provide leadership as the Chair of the Company’s Audit Committee. His service as a Chairman and CEO of a publicly traded company also brings to the Board of Directors a perspective of a person who has evaluated and managed operational and business issues similar to those faced by the Company.

Name	Age	Independent	Business Experience
Stephen R. Rusmisel	68	Yes

Director of the Company since 2012. Mr. Rusmisel is and has been a partner of the law firm of Pillsbury, Winthrop, Shaw, Pittman LLC (or its predecessor firm, Winthrop, Stimson, Putnam & Roberts) since January 1, 1980. He received his J.D. degree from the University of Virginia School of Law in 1971 and his A.B degree from Yale University in 1968. During his more than 40 years as an attorney, he has counseled clients in general corporate, securities and business matters with an emphasis on mergers and acquisitions. He has also provided advice to audit committees of public companies, and he has made numerous presentations to the Boards of Directors of public companies regarding board fiduciary duties, corporate governance matters and transactional matters. He has frequently lectured and published numerous articles on corporate governance and transactional issues. He serves on the Executive Committee of the Business Law Section of the New York State Bar Association. As a result of Mr. Rusmisel’s experience, he brings to the Company well grounded experience in corporate governance, accounting, finance and enterprise risk management.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES NAMED ABOVE.

Director Independence

The Board of Directors has reviewed all transactions or relationships between each director, director nominee, or any member of his or her immediate family and the Company, its senior management and its independent registered public accounting firm. There were no transactions, relationships or arrangements with any non-employee director or director nominee that were required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934 that the Board of Directors considered as part of such review. In determining independence of Charles E. Lannon, the Board of Directors did consider a certain facilities services agreement between a business owned by Mr. Lannon and the Company involving payments of approximately $12,000 per annum, which it did not regard as affecting Mr. Lannon’s independence. Also, in determining the independence of James R. Boldt, the Board of Directors did consider that Mr. Boldt is a director of First Niagara Financial Group, Inc., which is the parent company of First Niagara Bank, N.A., one of eleven banks participating in the Company’s revolving line of credit and term loan facility. The Board of Directors did not regard such matter as affecting Mr. Boldt’s independence. Based on this review and as required by the independence standards of the New York Stock Exchange (“NYSE”), the Board of Directors has affirmatively determined that Messrs. Gammie, Lannon, Boldt and Rusmisel are independent from management and its independent registered public accounting firm within the meaning of the NYSE listing standards and as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Meetings Of The Board Of Directors And Board Committees

The Board of Directors held seven meetings during the fiscal year ended December 31, 2013. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees on which he served. Our independent directors, being all of the members of our Board of Directors other than Messrs. Attea and Myszka, meet in executive session in conjunction with regularly scheduled meetings of the Board of Directors at least twice per year and on other occasions, as necessary, in accordance with the Company’s Corporate Governance Principles. The Board of Directors has designated Anthony P. Gammie as lead independent director and as lead independent director he presides at executive sessions of the Company’s independent directors and has the additional duties described below. The Company’s policy is that all directors should attend the Annual Meeting of Shareholders absent a good reason. Four directors attended the 2013 Annual Meeting of Shareholders, and two directors were excused for good reason.

The Board of Directors has three committees with the principal functions described below. The charter of each committee is posted on the Company’s website at www.sovranss.com. A copy of each charter is available in print to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, attention Andrew J. Gregoire, Secretary, or by telephone (716) 633-1850.

Audit Committee.    The Audit Committee is composed of Messrs. Boldt, Gammie, Lannon and Rusmisel. Mr. Boldt serves as Chair. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The Audit Committee assists the Board of Directors in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the assessment of independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function, as well as accounting and reporting processes.

The Audit Committee is composed entirely of independent directors within the meaning of applicable NYSE listing standards and rules and regulations of the SEC. Each member must be “financially literate” under NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The SEC has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees. One of the rules adopted by the SEC requires a company to disclose whether it has an “Audit Committee Financial Expert” serving on its audit committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Audit Committee Chair James R. Boldt meets the definition of a “financial expert.”

The Audit Committee’s duties are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com. Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed in the Report of the Audit Committee below. The Audit Committee held five meetings during the fiscal year ended December 31, 2013. The Audit Committee meets regularly in private session with the Company’s independent registered public accounting firm.

Compensation Committee.    The Compensation Committee is composed of Messrs. Gammie, Boldt and Rusmisel, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Rusmisel serves as Chair. The Compensation Committee makes decisions with respect to compensation of the executive officers of the Company (the “Executive Officers”), reviews and recommends to the full Board of Directors director compensation levels and programs and administers the Company’s 2005 Award and Option Plan.

The Compensation Committee met four times during 2013. Compensation Committee agendas are established by the Committee Chair, and the Compensation Committee meets in executive session only. Pursuant to its charter, the Compensation Committee has the authority to engage advisors, including compensation consultants, and the Compensation Committee has engaged Longnecker & Associates as an independent consultant to assist in evaluating compensation for the Executive Officers and executive compensation programs generally. The consultant reports directly to the Compensation Committee and does not perform services for management. However, on occasion, at the request and direction of the Compensation Committee, the consultant will review compensation levels recommended by the Executive Officers for other senior managers. The consultant advises the Compensation Committee with respect to compensation trends and best practices, plan design, reasonableness of individual compensation awards and general comparability with companies in the real estate investment trust (“REIT”) industry. In accordance with the Compensation Committee’s policy on assessing advisor independence, the Compensation Committee has determined that there were no conflicts of interest or issues related to independence that would impact the advice to the Compensation Committee from Longnecker & Associates and the representatives of Longnecker & Associates who advise the Compensation Committee.

The Executive Officers do not participate in deliberations of the Compensation Committee. The Executive Officers, at the Compensation Committee’s request, prepare performance and operational data and financial and other information to assist the Compensation Committee in reaching its compensation determinations.

The Compensation Committee’s charter does not permit delegation of its responsibilities or authority to others. Accordingly, the Compensation Committee has not delegated any of its responsibilities.

The functions of the Compensation Committee are further described below under the caption “Executive Compensation” and in its charter, which can be found on the Company’s web site at www.sovranss.com.

Governance Committee.    The Governance Committee of the Board of Directors serves as the Company’s nominating committee. The Governance Committee is composed of Messrs. Gammie, Lannon, Boldt and Rusmisel, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Lannon serves as Chair. The Governance Committee’s functions are set forth in its charter, which can be found on the Company’s website at www.sovranss.com, and include assisting the Board of Directors by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of shareholders, recommending to the Board the Corporate Governance Principles applicable to the Company, leading the Board of Directors in its annual review of the Board’s performance, and recommending the Board of Directors’ director nominees for each committee. The Governance Committee must annually review the adequacy of its charter and its own performance. The Governance Committee does not have an express policy with regard to consideration of director candidates recommended by shareholders, but it will consider director candidates proposed by shareholders in the same manner as it considers other candidates. The Board of Directors does not believe that it is necessary to have a policy regarding the consideration of director candidates recommended by shareholders due to the infrequency of such recommendations. In general, the Board of Directors and the Governance Committee believe that candidates must be highly qualified, exhibiting the experience and expertise required of the Board of Directors’ own pool of candidates and interest in the Company’s businesses, and also the ability to attend and prepare for Board of Directors, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under the caption “Proposals of Shareholders for the 2015 Annual Meeting.” Two meetings of the Governance Committee were held during 2013.

In identifying and evaluating the individual director nominees that it recommends to the Board of Directors, the Governance Committee utilizes the following process: (i) the Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Governance Committee determines, a search firm; (ii) the Governance Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election; (iii) the Governance Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors; and (iv) the Governance Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. After such review and consideration, the Governance Committee recommends that the Board of Directors select the slate of director nominees. No third party fee was paid to assist in identifying or evaluating nominees during 2013.

While the Governance Committee does not have a written policy regarding diversity in identifying director candidates, the Governance Committee considers diversity in its search for the best candidates to serve on the Board of Directors. The Governance Committee looks to incorporate diversity into the Board of Directors through a number of demographics, skills, experiences (including operational experience), and viewpoints, all with a view to identify candidates that can assist the Board of Directors with its decision making. The Governance Committee places primary emphasis on (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is active, collegial and responsive to the needs of the Company. Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Corporate Governance

Corporate Governance Guidelines.    The Board of Directors has adopted Corporate Governance Principles which comply with NYSE listing standards. These principles require, among other things, that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. The Company meets this independence standard. From time to time, the Board of Directors may revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s shareholders and other constituencies. The Corporate Governance Principles are published on the Company’s website at www.sovranss.com. A printed copy of the Corporate Governance Principles will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Code of Ethics and Code of Ethics for Senior Financial Officers.    All of the Company’s directors and employees, including the Company’s Executive Officers, are required to comply with the Company’s Code of Ethics to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Company also has a Code of Ethics for Senior Financial Officers applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, each of whom is also bound by the provisions set forth in the Code of Ethics relating to ethical conduct, conflicts of interest and compliance with the law. The Code of Ethics and Code of Ethics for Senior Financial Officers are published on the Company’s web site at www.sovranss.com. A printed copy of the Code of Ethics and the Code of Ethics for Senior Financial Officers will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Policies And Procedures Regarding Related Party Transactions.    The Company has established written conflict of interest policies, which are included in the Company’s Code of Ethics, to which all directors, Executive Officers and key employees are subject. They are required to disclose to the Company’s Chief Compliance Officer (or, in the event such person is a director or Executive Officer, to the Chair of the Audit Committee) in writing each outside relationship, activity and interest that creates a potential conflict of interest, including transactions or arrangements potentially disclosable pursuant to applicable rules of the SEC. All directors, Executive Officers and other key employees are required to disclose in writing each year whether they are personally in compliance with such policy. In addition, each director and Executive Officer is required to complete an annual questionnaire which calls for disclosure of any transactions in which the Company is or is to be a participant, on the one hand, and in which such director or Executive Officer or any member of his family has a direct or indirect material interest, on the other. The Board of Directors is of the opinion that these procedures are sufficient to allow for the review, approval or ratification of any transactions with related persons that would be required to be disclosed under applicable SEC rules.

Complaint Procedure; Communications with Directors.    The Sarbanes-Oxley Act of 2002 requires public companies to maintain procedures to receive, retain and respond to complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. Any employee of the Company may report concerns regarding these matters in the manner specified in the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which is published on the Company’s web site at www.sovranss.com. A printed copy of the Company’s Employee Complaint Procedures for Accounting and Auditing Matters will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

The Board of Directors has also established a process for shareholders or other interested parties to send communications to the Company’s independent directors. Shareholders or other interested parties may communicate with the Board of Directors by calling (716) 633-1850 ext. 6144 or by writing to the Company’s Secretary. Communications sent to the Company addressed to the Board of Directors by these methods will be screened by the Secretary for appropriateness before either forwarding or notifying the independent directors of receipt of a communication.

Board Leadership Structure.    Robert J. Attea serves as the Company’s Chairman of the Board and serves as an executive officer of the Company. He is also one of the founders of the Company and has over 40 years experience in the commercial real estate business. The Company believes that having Mr. Attea serve as both an executive officer and as Chairman demonstrates to the Company’s employees and other stakeholders that the Board of Directors is under strong leadership, with a single person setting the tone and having primary responsibility for leading the Board of Directors. The Company believes this unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. In addition, the Board of Directors recognizes that, given Mr. Attea’s familiarity with the Company and his long standing experience with the Company, it is valuable to have him lead board discussions.

This board leadership structure is further enhanced by independent director oversight and involvement. The independent directors provide strong independent perspective in strategy development and oversight and actively lead and assist in developing board agendas.

To provide for an additional independent leadership role, the Board of Directors has designated Anthony P. Gammie, as lead independent director. The lead independent director’s responsibilities include: presiding at meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the independent directors; convening meetings of the independent directors; approving information sent to the Board of Directors, meeting agendas for the Board of Directors and meeting schedules; consulting with the Chairman on matters relating to Board of Director performance and corporate governance; and, if required by major shareholders, ensuring that he is available for consultation and direct communication.

The Company believes its leadership structure is the most effective leadership structure for the Board of Directors at this time. However, the Board of Directors recognizes that no single leadership model is appropriate for a board at all times. Accordingly, the Board of Directors may in the future consider a different leadership structure, including a structure providing for a Chairman of the Board who is not an executive officer of the Company.

The Role of the Board of Directors in the Company’s Risk Oversight Process.    The Company’s Board of Directors is primarily responsible for overseeing the Company’s risk management processes and enterprise risk management. Certain areas of this responsibility have been delegated by the Board of Directors to the Audit Committee, the Compensation Committee and Governance Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. The Audit Committee oversees risks related to internal controls and procedures, the Compensation Committee oversees risks related to compensation practices and the Governance Committee oversees risks related to conflicts of interest and code of ethics matters. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ objectives. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. The Company believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Compensation Risk Assessment.    With respect to compensation risk, the Compensation Committee has considered the Company’s compensation policies and practices and has concluded that they are not reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Company pays its directors who are not also officers or employees of the Company (an “Outside Director”) an annual fee of $40,000. Also, $7,500 is paid to each member of the Audit Committee, $3,000 is paid to each member of the Compensation Committee, and $2,500 is paid to each member of the Governance Committee. In addition, $15,000 is paid to the chair of the Audit Committee, $7,500 is paid to the chair of each of the Compensation and Governance Committees and $5,000 is paid to the lead independent director. Outside Directors are also paid a meeting fee of $1,000 for each special meeting of the Board of Directors attended. In addition, the Company will reimburse all directors for reasonable expenses incurred in attending meetings.

Under the Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of director fees credited to a deferred compensation account in the form of units equivalent to shares of the Company’s Common Stock (“Units”). The number of Units credited is equal to the number of shares of Common Stock that could have been purchased using the closing price of Common Stock on the day immediately preceding the date on which the fees were payable. When the Company declares cash dividends on its Common Stock, additional Units are credited to the deferred compensation accounts based on the reinvestment of the dividend on the dividend record dates. Amounts credited to the deferred compensation accounts will be paid to directors in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the accounts.

Under the 2009 Outside Directors’ Stock Option and Award Plan (the “2009 Directors’ Plan”), each Outside Director is granted, effective as of the Outside Director’s initial election or appointment, an option to acquire 3,500 shares of Common Stock at the fair market value of the Common Stock on the date of grant. In addition, as of the close of each annual shareholders’ meeting after initial appointment or election, each Outside Director is granted an option to acquire 2,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The initial options for 3,500 shares of Common Stock are exercisable one year from the date of grant subject to continued service; the Outside Directors’ options awarded annually thereafter are exercisable immediately. The exercise price is payable in cash or by delivery of shares of Common Stock owned by the Outside Director, or a combination of cash and shares. All options must be exercised within ten years from the date of grant. Two Outside Directors exercised options for 11,835 shares of Common Stock during 2013.

The 2009 Directors’ Plan also provides each Outside Director with a grant annually of a number of shares of restricted stock equal to the base annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Any restricted stock granted vests one year following the date of grant based on continued service.

The table below summarizes the compensation paid by the Company to Outside Directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony P. Gammie	$61,000	$32,000	$27,900	$1,108	$122,008
Charles E. Lannon	$58,000	$32,000	$27,900	$1,108	$119,008
James R. Boldt	$63,500	$32,000	$27,900	$1,108	$124,508
Stephen R. Rusmisel	$60,500	$32,000	$27,900	$1,108	$121,508

(1)

Two of the Outside Directors elected to have their 2013 fees credited to a deferred compensation account in the form of Units. The Units credited to each Outside Director were 820 for Mr. Lannon, and 898 for Mr. Boldt.

(2)

For 2013, each Outside Director was granted 458 shares of restricted stock, which are not vested but will vest in full on May 22, 2014 provided the director remains in office. The amount of $32,000 disclosed in the “Restricted Stock Awards” column represents the aggregate grant date fair value of such shares computed in accordance with FASB ASC Topic 718. See footnote 10 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of assumptions used to value the restricted stock awards.

(3)

The amounts disclosed in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted to our directors for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. All Outside Directors’ stock options are currently exercisable. The full grant date fair value, in accordance with FASB ASC Topic 718, of each option award in 2013 was $13.95 per share, or $27,900 in the aggregate for each Outside Director. See footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions used to value the stock options. Information regarding the stock option awards outstanding as of December 31, 2013 are shown below:

Name	Grant Date	Expiration Date	Number of Shares
Anthony P. Gammie	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/23/2012	5/23/2022	2,000
	5/22/2013	5/22/2023	2,000
Charles E. Lannon	5/22/2013	5/22/2023	2,000
James R. Boldt	5/21/2009	5/21/2019	3,500
	5/26/2010	5/26/2020	2,000
	5/26/2011	5/26/2021	2,000
	5/23/2012	5/23/2022	2,000
	5/22/2013	5/22/2023	2,000
Stephen R. Rusmisel	5/23/2012	5/23/2022	3,500
	5/22/2013	5/22/2023	2,000

(4)	Dividends on restricted stock.

Stock Ownership Guidelines for Directors

The Company has adopted stock ownership guidelines for its Outside Directors which require each of the Company’s Outside Directors to hold shares of Company common stock and deferred compensation units having an aggregate market value equal to three times the base annual fee paid to the Outside Directors. Directors have five years to meet this goal. The Company adopted these stock ownership guidelines as a means of requiring directors to hold equity and tie their interests to shareholders’ interests. Messrs. Gammie, Lannon and Boldt each has met these guidelines. Mr. Rusmisel has three years remaining to meet these guidelines.

Stock Ownership By Directors And Executive Officers

The following table sets forth for each current director, each of whom is a nominee for director, and each of the Named Executive Officers as set forth in the Summary Compensation Table and for all directors and Named Executive Officers as a group, information concerning beneficial ownership of Common Stock as of March 21, 2014. Unless otherwise noted, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned at March 21, 2014 (1)(2)(3)(4)	Percent of Common Stock Owned
Robert J. Attea	218,943	*
Kenneth F. Myszka	225,109	*
Charles E. Lannon	133,219	*
Anthony P. Gammie	45,015	*
James R. Boldt	24,435	*
Stephen R. Rusmisel	7,106	*
David L. Rogers	159,015	*
Andrew J. Gregoire	35,603	*
Paul T. Powell	34,527	*
Edward F. Killeen	28,841	*

Directors and Executive Officers As a Group (ten persons)	911,813	2.8%

*	Represents beneficial ownership of less than 1% of outstanding Common Stock on March 21, 2014.

(1)

Includes 2,000, 8,000, 11,500 and 5,500 shares of Common Stock that may be acquired by Messrs. Lannon, Gammie, Boldt and Rusmisel respectively, through the exercise, within sixty days, of options granted under the 1995 and 2009 Outside Directors’ Stock Option and Award Plans.

(2)

Includes 16,401, 18,483, and 7,625 shares of Common Stock issuable to each of Messrs. Lannon, Gammie, and Boldt respectively, in payment of amounts credited to their accounts under the Company’s Deferred Compensation Plan for Directors, within sixty days of their separation from service as a director of the Company.

(3)

Includes 63,076, 62,459, 62,742, 25,649, 25,645, and 25,645 shares of restricted stock as to which Messrs. Attea, Myszka, Rogers, Gregoire, Powell, and Killeen, respectively, have voting power but no investment power.

(4)

Includes 6,920, 8,374 and 6,737 shares of Common Stock that may be acquired by Messrs. Attea, Myszka and Rogers, through the exercise, within sixty days, of options granted under the 2005 Award and Option Plan.

Security Ownership Of Certain Beneficial Owners

The following table sets forth information as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company as of March 21, 2014.

Title of Class	Name and Address of Beneficial Owners	Amount of Common Stock Beneficially Owned as of March 21, 2014	Percent of Common Stock Owned
Common	The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	4,278,722	13.0%
Common	BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,617,685	11.0%
Common	Cohen & Steers, Inc.(3) 280 Park Avenue 10th Floor New York, NY 10017	3,222,529	9.8%

(1)

All information relating to The Vanguard Group, Inc. (“Vanguard”) is derived from Schedule 13G/A filed by it and other entities on February 11, 2014. According to Vanguard, of the 4,278,722 shares of the Company’s Common Stock owned by Vanguard, Vanguard has the sole power to vote or direct the vote with respect to 84,955 shares and shares voting power with respect to 20,500 shares. Vanguard has the sole power to dispose or direct the disposition of 4,209,067 shares of the Company’s Common Stock owned by Vanguard and shares disposition power with respect to 69,655 shares. The Company has not independently verified this information.

(2)

All information relating to BlackRock, Inc. (“BlackRock”) is derived from Schedule 13G/A filed by it and other entities on January 10, 2014. According to BlackRock, of the 3,617,685 shares of the Company’s Common Stock owned by BlackRock, BlackRock has the sole power to vote or direct the vote with respect to 3,526,178 shares and does not share voting power with respect to any other shares. BlackRock has the sole power to dispose or direct the disposition of all 3,617,685 shares of the Company’s Common Stock owned by BlackRock. The Company has not independently verified this information.

(3)

All information relating to Cohen & Steers, Inc. (“Cohen & Steers”) is derived from the Schedule 13G/A filed by it and other entities on February 14, 2014. According to Cohen & Steers, of the 3,222,529 shares of the Company’s Common Stock owned by Cohen & Steers, Cohen & Steers has the sole power to vote or direct the vote with respect to 2,579,459 shares and does not share voting power with respect to any other shares. Cohen & Steers has the sole power to dispose or direct the disposition of all 3,222,529 shares of the Company’s Common Stock owned by Cohen & Steers. The Company has not independently verified this information.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of information furnished to the Company and reports filed through the Company, the Company believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater-than-10% beneficial owners were complied with during 2013.

PROPOSAL 2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Shareholders and based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as its independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Fees billed to the Company for fiscal years 2013 and 2012 by Ernst & Young LLP were as follows:

	2013	2012
Audit Fees	$475,460	$356,869
Audit-Related Fees	11,750	11,500
Tax Return Preparation and Compliance	214,615	226,315
Other Tax Fees	19,020	53,400
All Other Fees	0	0

TOTAL FEES	$720,845	$648,084

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, and the audit of the Company’s internal controls over financial reporting. Included in audit fees for 2013 and 2012 are $92,090 and $26,816, respectively, related to the Company’s common stock offerings. Audit-related fees include the audit of the Company’s 401(k) plan. Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance, and return preparation.

The Audit Committee has adopted a policy that requires advance approval of the Audit Committee for all audit, audit-related, tax services, and other services to be provided by the independent registered public accounting firm to the Company. The Audit Committee has delegated to its Chairman authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. During 2013, all fees for audit services, all fees for audit-related services and all fees for tax services were approved under this policy.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of the appointment requires the affirmative vote of a majority of the shares of Common Stock cast, provided a quorum is present at the meeting. Broker non-votes and abstentions will have no effect on the outcome.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits of the Company’s financial statements and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of internal controls and the effectiveness of the Company’s internal controls over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with Ernst & Young LLP matters required to be discussed by applicable auditing standards. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sovran Self Storage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

JAMES R. BOLDT, CHAIR

ANTHONY P. GAMMIE

CHARLES E. LANNON

STEPHEN R. RUSMISEL

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

NAMED EXECUTIVE OFFICERS OF THE COMPANY

The following named persons are the named executive officers of the Company (the “Named Executive Officers”):

Name	Age	Title and experience
Robert J. Attea	72	Executive Chairman of the Board and Director since 1995. Chief Executive Officer of the Company from March 1997 to February 29, 2012.
Kenneth F. Myszka	65	President and Chief Operating Officer since March 1997 and Director since 1995.
David L. Rogers	58	Chief Executive Officer since March 1, 2012. Chief Financial Officer of the Company from 1995 to February 29, 2012. Secretary of the Company from 1995 to April 1, 2012.
Andrew J. Gregoire	46	Chief Financial Officer since March 1, 2012 and Secretary since April 2, 2012. Vice President of Finance of the Company from 1998 to February 29, 2012.
Paul T. Powell	58	Executive Vice President of Real Estate Investment since March 1, 2012. Vice President of Real Estate of the Company from 1997 to February 29, 2012.
Edward F. Killeen	50	Executive Vice President of Real Estate Management since March 1, 2012. Vice President of Operations of the Company from 1997 to February 29, 2012. Mr. Killeen is the brother-in-law of Robert J. Attea, the Executive Chairman of the Board and a Director of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of compensation earned by or awarded or paid to each of the Company’s Named Executive Officers during 2013.

Compensation Objectives and Philosophy.    As a real estate investment and management company, the Company’s long-term success depends on its ability to acquire, improve, operate and finance self-storage properties in a manner that will enhance shareholder value, market presence, and operational efficiency. Competitive and marketplace pressures require constant improvements to productivity, innovation in providing customer service, and optimal allocation of capital resources. To achieve these goals, it is critical that the Company be able to attract, motivate, and retain highly talented individuals at all levels of the organization with appropriate skill sets who are committed to the Company’s core values of teamwork, accountability, innovation, and integrity. The Company’s compensation philosophy is to provide compensation programs that reward its executive officers for improving operating results and profitability and align management’s interests with those of shareholders. Compensation is designed to reward achievement of short-term goals and motivate the executive officers and other employees to create long-term shareholder value and increase total shareholder return. The Company’s incentive compensation also promotes growth through selective acquisitions and improvements and enhancements to existing properties, obtaining a low cost of funds, and improving operating efficiencies through technical innovation.

The Compensation Committee of the Board of Directors has oversight responsibility in administering the Company’s executive compensation programs, determines compensation of the executive officers on an annual basis, and provides guidance over the Company’s overall executive compensation programs.

The Compensation Committee historically has approached its determination of the compensation of the three senior Named Executive Officers of the Company, Messrs. Attea, Myszka and Rogers, in the same fashion. The Compensation Committee essentially treats these three officers as a team with complementary skill sets and, despite their different roles, expects them to work as a team to achieve Company objectives. Accordingly, compensation of these three executives has been substantially the same. This approach, in the view of the Compensation Committee, motivates them to work as a team to attain Company goals. The Compensation Committee uses a similar team approach with Messrs. Gregoire, Powell and Killeen.

The Compensation Committee believes the Company’s compensation programs provide an effective blend of components necessary to reward the achievement of short-term goals and to create long-term shareholder value. The program includes objective performance metrics based primarily upon funds from operations (“FFO”), one of the key drivers in the real estate investment trust industry, long-term incentives through the use of restricted shares with reasonably long vesting periods or which are performance based, and a subjective element which provides the Compensation Committee with flexibility to meet changing needs and demands. In addition to rewarding current returns, the programs incentivize long-term growth, emphasizing a strong balance sheet and investment grade credit rating. The Compensation Committee adjusts the compensation policies from time to time to meet the changing conditions as is evidenced by its recent adoption of a revised Annual Incentive Compensation Plan and its recent revision of its long-term incentive awards.

Over the last several years, the Company’s compensation programs for the Named Executive Officers have been modified to more directly reflect pay for performance. Two-thirds of the potential annual incentive bonus for the Named Executive Officers is based upon targeted FFO per share and comparative FFO, and one-third of such bonus is based upon other performance factors. The bonus is subject to a clawback in certain cases. Also, recent long-term incentive compensation grants were made in a manner that directly links executive payouts with relative total shareholder return. In the Compensation Committee’s judgment, the Company’s compensation programs are directly related to the performance by executives.

At the Company’s 2013 annual meeting, the Company held a non-binding shareholder advisory vote on executive compensation (“say-on-pay”). The Company’s shareholders approved the compensation of the Company’s executive officers with approximately 98% of voted shares cast in favor of the say-on-pay resolution. As part of its executive compensation discussions, the Compensation Committee has reviewed the results of the 2013 say-on-pay vote and considered it to be supportive of the Company’s compensation practices. In light of such strong shareholder support and recent modifications the Compensation Committee made in compensation programs to directly reflect pay for performance, the Compensation Committee determined that changes in the Company’s compensation policies were not necessary in 2013. At the Company’s 2011 annual meeting, the Company’s shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executive officers.

The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Components of Executive Compensation.    For 2013, the compensation of the Named Executive Officers consisted of the following components generally used in prior years: (i) base salary; (ii) annual incentive awards for performance, payable in cash, restricted stock, and as otherwise determined by the Compensation Committee; (iii) severance benefits; and (iv) other benefits. Prior to 2012, the Company had regularly made long-term incentive compensation awards payable in stock options and/or restricted stock. In 2012, due to changes in membership of the Compensation Committee and the Compensation Committee’s continuing review of the overall compensation practices of the Company, long-term incentive compensation awards were not made to the Named Executive Officers. The long-term compensation grants were not made in 2012 with the expectation that such omission would be taken into consideration after the completion of the Compensation Committee’s review. In 2013, the Compensation Committee continued its past practice of making long-term incentive restricted stock awards and in making such awards in 2013 took into consideration that long-term awards were not made in 2012. The substantial disparity in total compensation of the Named Executive Officers between 2012 and 2013 resulted from such decision. Based upon its review and recommendations of its compensation consultant, Longnecker & Associates, the Compensation Committee in 2013 made a special award of restricted shares in August 2013. In making such award, the Compensation Committee also took into account the performance of the Company including the Company’s total shareholder return of 50.81% in 2012 which ranked the Company tenth highest in this category among 138 other REITS as set forth in a KeyBanc Capital Markets’ report. Also, the Company resumed its previous practice of granting annual long-term incentive awards and awarded a blend of restricted shares and performance-based restricted shares in December 2013. The table in note 7 to the Summary Compensation Table shows what the total compensation for 2012 and 2013 would have been if the August 2013 grants had been made in 2012.

As a result of the completion of the compensation review, the Compensation Committee expects to resume its practice of determining annual incentive awards and salary adjustments in late January or February of each year and long-term incentive awards in November or December each year.

Following is a discussion of the Compensation Committee’s considerations in establishing the components of compensation for the Named Executive Officers for 2013.

Base Salary.    Base salary is the guaranteed element of the Named Executive Officers’ annual cash compensation. The value of base salary generally reflects the executive’s position, actual performance, skill set and the market value of that skill set. A competitive salary structure is the most fundamental component of executive compensation used by the Compensation Committee to assist in attracting and retaining qualified executives.

In setting base salaries, the Compensation Committee has historically considered recommendations of its compensation consultant, Longnecker & Associates, and comparisons to executive officers of public real estate companies with market capitalization and enterprise value similar to that of the Company, such as EastGroup Properties Inc., Lexington Realty Trust, Parkway Properties, Inc., PS Business Parks, Inc., CubeSmart, Extra

Space Storage, Inc., and Cousins Properties Inc. The Compensation Committee has used this data to test for reasonableness and competitiveness of base salaries but has not specifically targeted or “benchmarked” a certain level of base salary within such comparative group. Each year based upon such advice and the executive officers’ performance, the Compensation Committee determines the salaries of the Named Executive Officers.

In 2013, the Compensation Consultant again provided the Compensation Committee with advice and information based upon the same comparisons as historically provided. Based upon such comparison and the performance of each of the executive officers, the Compensation Committee established the base salaries of each of Messrs. Attea, Myszka and Rogers at $484,000 for 2013, and base salaries for each of Messrs. Gregoire, Powell, and Killeen, at $250,000 for 2013. In addition to individual performance and other factors, the Compensation Committee determined that such increases were appropriate to make the salaries more competitive with the salaries of the comparative companies. For 2013, the base salaries of the Messrs. Attea, Myszka and Rogers were in approximately the 50th percentile as compared to the comparative companies.

In 2014, Longnecker & Associates again provided the Compensation Committee with advice and information based upon the same comparisons as historically provided. Based upon such advice and the performance of each of the executive officers, the Compensation Committee increased the base salaries for each of Messrs. Attea, Myszka and Rogers to $508,200 and the base salaries for each of Messrs. Gregoire, Powell, and Killeen to $262,500. Such increase was generally consistent with the increases being received by other management employees of the Company.

Annual Incentive Awards.    In addition to annual base salary, the Company has generally paid annual bonuses to the Named Executive Officers based upon annual bonus guidelines. These bonus guidelines have been established in order to align the Named Executive Officers’ goals with the Company’s sales and earnings growth objectives for the year, and have been modified from time to time by the Compensation Committee, with the assistance of the Compensation Committee’s compensation consultant, to best respond to changes in industry conditions. Thus, the Compensation Committee, consistent with historical practices and what it believes are compensation best practices, has regularly reviewed the metrics of the guidelines to ensure the incentive awards are appropriately motivating key employees and rewarding such key employees for Company performance. Based upon this review, the Board of Directors has adopted the Sovran Self Storage, Inc. Annual Incentive Compensation Plan for Executive Officers (the “Plan”).

Under the Plan, the Named Executive Officers are entitled to annual bonuses based upon certain performance metrics set by the Compensation Committee. The three performance metrics under the Plan are based upon (i) achieving a percentage growth in “targeted” FFO (the “FFO Award Percentage”); (ii) achieving percentage increases in FFO per share that compare favorably to the growth achieved by publicly traded competitors of the Company (Public Storage, Extra Space Storage, Inc., and CubeSmart) (the “Peer Companies Award Percentage”); and (iii) the participant’s overall performance for the year based upon factors determined by the Compensation Committee (the “Performance Award Percentage”). The maximum bonus that can be earned under each of the three components is 60% of salary for an aggregate maximum bonus of 180% of salary.

The Plan embodies performance metrics that the Compensation Committee has found most effective over the years in measuring successful performance and focusing executives on key measures of company performance. Two-thirds of the maximum potential bonus awards are based upon metrics related to FFO per share. FFO is computed in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) guidelines and is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. FFO excludes historical cost depreciation, among other items, from net income determined in accordance with generally accepted accounting principles, or GAAP. The most comparable GAAP measure is net income (loss). The Compensation Committee believes FFO per share is an extremely important measurement of successful performance and that rewarding FFO per share growth aligns the interests of management and shareholders.

As described below, the bonuses paid to the Named Executive Officers pursuant to the Plan for 2013 equaled 120% of base salary. The performance metrics under the Plan and the awards for 2013 are further described below:

FFO Award Percentage.    The first metric pursuant to the Plan allows each Named Executive Officer to earn a bonus of up to 60% of base salary based upon the FFO per share for the Company for the bonus year compared to the FFO Target for the Company for such year. The FFO Target for a bonus year is the midpoint of the FFO per share range initially publicly announced by the Company as its earnings guidance for such year. No bonus is earned unless at least 97.5% of the FFO Target is achieved and, in order for the maximum bonus to be earned, 102.5% of the FFO Target must be achieved. The award percentage for each level of FFO per share is as follows:

Company’s FFO per Share	Award Percentage
Less than 97.5% of FFO Target	0%
97.5% or more but less than 98.75% of FFO Target	15%
98.75% or more but less than 100% of FFO Target	30%
100% of FFO Target	40%
More than 100% but less than 101.125% of FFO Target	45%
101.125% or more but less than 102.5% of FFO Target	50%
102.5% or more of FFO Target	60%

The Company’s actual adjusted FFO per share in 2013 as defined in the Plan was $3.83 or 110.1% of the FFO Target of $3.48. Accordingly, the Named Executive Officers were paid a bonus of 60% of their base salaries with respect to this metric.

Peer Companies Award Percentage.    The second metric pursuant to the Plan allows each Named Executive Officer to earn a bonus of up to 60% of base salary based upon the percentage increase of FFO per share for the Company for the current year over the FFO per share for the Company for the previous year as compared with that of certain publicly-traded competitors (Public Storage, Extra Space Storage Inc., and CubeSmart). Under this metric, if the Company’s FFO growth per share does not exceed any of these companies, no bonus is earned; if the Company’s FFO growth per share exceeds one of these companies, a bonus of 20% of base salary is earned; if the Company’s FFO growth per share exceeds two of these companies, a bonus of 40% of base salary is earned; and if the Company’s FFO growth per share exceeds all three of the peer companies, the maximum bonus of 60% of base salary is earned. The Company’s FFO growth per share from 2012 to 2013 as defined by the Plan was approximately 16.8% and this percentage did not exceed the FFO growth per share of any of the peer companies. Accordingly, the Named Executive Officers were not entitled to receive a bonus with respect to this metric.

Performance Award Percentages.    The third metric pursuant to the Plan allows each Named Executive Officer to earn a bonus of up to 60% of base salary based upon the Compensation Committee’s review of the participant’s overall performance for a year based upon factors determined by the Compensation Committee in its discretion. These factors, which are not subject to pre-determined targets or measures, include considerations based upon the participant’s performance related to improvements in same store revenues, expenses and net operating income, results of expansions and enhancements, marketing innovations, monitoring and improving enterprise risk management and legal compliance programs, the use of funds from property dispositions, maintenance of cost control programs, financing growth including joint venture initiatives and improvements to short and long-term debt structures, succession planning, results related to acquisition and disposition of properties and such other matters as the Compensation Committee deems appropriate. For 2013, the Compensation Committee awarded a bonus of 60% of base salary under this metric to the Named Executive Officers. This award was based on a number of factors and accomplishments, including the Company’s total shareholder return, the significant increase in same store sales and net operating income, the success at completing technological innovations, the success of refinancing efforts and the Company’s “at the market” offering, the acquisition of $94.9 million of storage facilities for the Company’s account, and the sale of four stores in non-core markets for net proceeds of $11.7 million.

Form of Payment.    The Plan provides that bonuses shall be paid in such form as determined by the Compensation Committee. For 2013, the Compensation Committee determined that the annual bonus earned by the Named Executive Officers was to be paid entirely in cash. Thus, Messrs. Attea, Myszka, Rogers, Gregoire, Powell, and Killeen received cash bonuses of $580,800, $580,800, $580,800, $300,000, $300,000 and $300,000, respectively.

“Clawback”.    The Plan provides that bonuses, to the extent resulting from restated financial statements of the Company due a recipient’s misconduct shall, as the Compensation Committee deems appropriate, be returned to the Company. Similarly, the Compensation Committee may make adjustments in bonuses to the extent they were affected by misstatements in the audited financial statements of other companies.

Long-Term Incentive Awards.    As set forth above, the Compensation Committee did not make any long-term incentive awards to the Named Executive Officers in 2012. In 2013, the Compensation Committee, with the assistance of Longnecker & Associates, reviewed the long-term incentive compensation awards program. In making awards in 2013, the Compensation Committee, with the assistance of Longnecker & Associates, took into account that long-term awards were not made in 2012. Thus, awards were made in August 2013 and December 2013.

In August 2013, the Compensation Committee, based upon recommendations of Longnecker & Associates, and review of the Company’s performance as compared to other REIT’s, awarded 14,506 shares of restricted stock to Messrs. Attea, Myszka, and Rogers and 7,324 shares to Messrs. Gregoire, Powell and Killeen. The shares vest over 36 months for Messrs. Attea and Myszka, and over 60 months for Messrs. Rogers, Gregoire, Powell, and Killeen. The Compensation Committee determined the number of shares to be issued pursuant to such grants based upon a percentage of 2012 base salary equal to approximately 230%. Such value was determined after review of the compensation consultant’s recommendations based upon its experience with similarly sized REITs. In determining the number of shares of restricted stock to be awarded, the Company used the fair market value of the shares at the date of grant (i.e. $70.66). These awards were made under the 2005 Award and Option Plan previously approved by shareholders.

In December 2013, the Compensation Committee awarded a blend of (i) restricted stock and (ii) performance shares vesting based upon the Company’s relative total shareholder return, with the award having a targeted value based upon 220% of base salary. Again, such value was consistent with the recommendations of Longnecker & Associates. The specifics of these awards are further described below:

Long Term Incentive Restricted Stock Awards.    The long term incentive restricted stock awards vest over a three year period, with one-third of such shares vesting each year.

Performance-Based Vesting Restricted Stock Awards.    The performance-based vesting restricted stock awards vest based upon the Company’s relative total shareholder return over a three year period as compared to the following peer group: EastGroup Properties Inc., Lexington Realty Trust, PS Business Parks, Inc., CubeSmart, Extra Space Storage, Inc., Cousins Properties, Incorporated, National Retail Properties, Inc., Washington Real Estate Investment Trust, Glimcher Realty Trust, Inland Real Estate Corporation, Public Storage, Pennsylvania Real Estate Investment Trust, Equity One, Inc., Mid-America Apartment Communities, Inc., Home Properties, Inc., First Industrial Realty Trust, Inc. and the Dow Jones Equity REIT Index. For purposes of the awards, total shareholder return is determined for the Company and the peer group, by dividing (a) the sum of common stock price appreciation and dividends of the respective company during the performance period by (b) the common stock price of such company at the beginning of the performance period.

At the end of the three year period, the performance-based restricted stock awards vest based upon the Company’s position in a ranking of the peer group based upon respective total shareholder return over the three year period (“Performance Rank”). No shares will vest if threshold performance is not achieved. Provided threshold performance is achieved, an applicable percentage of the shares between 25% and 100% will vest, with 25% of the shares vesting if threshold performance is achieved, 50% vesting if target performance is achieved and 100% vesting if maximum performance is achieved. The table below sets forth the applicable percentage of shares which will vest based upon the Company’s applicable Performance Rank over the three year period:

Performance Rank	Applicable Percentage of Restricted Stock
1	100% (Maximum Performance)
2	94%
3	88%
4	82.5%
5	76.5%
6	70%
7	62.5%
8	55%
9	50%(Target Performance)
10	45%
11	40%
12	35%
13	30%
14	25% (Threshold Performance)
15	0%
16	0%
17	0%
18	0%

Target Value.    The Compensation Committee determined the number of shares to be awarded based upon a target value of 220% of each Named Executive Officer’s base salary, with 50% of such value awarded in long-term incentive restricted stock and 50% of such value awarded in performance-based restricted stock (based upon target performance). The actual number of shares was computed based upon the fair market value of the Company’s common stock on the business day prior to grant (i.e. $65.00) and reflects that the performance-based awards could vest at two times their target value in the event maximum performance is achieved. Thus, the long-term incentive restricted stock awards to each of Messrs. Attea, Myszka, and Rogers were for 8,191 shares. The long-term incentive restricted stock awards to each of Messrs. Gregoire, Powell, and Killeen were 4,231 shares. The performance-based restricted stock awards to each of Messrs. Attea, Myszka, and Rogers were for 16,382 shares. The performance-based restricted stock awards to each of Messrs. Gregoire, Powell, and Killeen were for 8,462 shares. These awards were made under the 2005 Award and Option Plan previously approved by shareholders.

Severance Benefits.    Each of the Named Executive Officers is a party to an employment agreement with severance benefits. A description of the terms of the agreements can be found under the heading “Employment Agreements” beginning on page 29 of this Proxy Statement. In entering into these agreements, the Compensation Committee desired to assure that the Company would have the continued dedication of the Named Executive Officers, notwithstanding the possibility of a change in control, and to retain such Named Executive Officers in our employ. The Compensation Committee believes that, should the possibility of a change in control arise, the Company should be able to receive and rely upon the Named Executive Officers’ advice as to the best interests of our Company and without the concern that such Named Executive Officer might be distracted by the personal uncertainties and risks created by a potential change in control. The actual benefits and payments to be made to the Named Executive Officers, as set forth in the employment agreements, were determined based on the Compensation Committee’s business judgment, advice received by the Compensation Committee from its compensation consultant and negotiations with each officer at the time of entering into the agreements.

Other Benefits.    The Named Executive Officers also receive benefits offered to all full time employees of the Company, including medical insurance coverage, disability insurance, life insurance and matching contributions to the Company’s 401(k) Plan. Under the terms of the applicable welfare benefit plans, the cost of these employee benefits is partially borne by the employee, including each Named Executive Officer. These plans are nondiscriminatory except that Messrs. Attea, Myszka, and Rogers may be reimbursed for medical expenditures not covered by the Company’s standard plan. In 2013, Messrs. Attea and Myszka received reimbursements of $2,535 and $4,698, respectively. The benefits paid to the Named Executive Officers in 2013 are included in the Summary Compensation Table below.

Perquisites.    In addition, Messrs. Attea, Myszka, and Rogers each receive $15,600 per year to be applied to automobile allowance, club memberships and miscellaneous expenses. These relatively inexpensive components of executive compensation are primarily viewed as necessary to keep compensation levels competitive and to assist in attracting and retaining qualified executives. The dollar value of perquisites is not significant relative to the other components of executive compensation. These amounts are included in the Summary Compensation Table below.

Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because the Company qualifies as a REIT under the Internal Revenue Code, it is not subject to Federal income taxes. Thus the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to qualify as a REIT. A larger portion of shareholder distributions may be subject to Federal income tax as dividend income, rather than a return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to Federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Stock Ownership Guidelines.    The Company has established share ownership guidelines for the Company’s Named Executive Officers since the Company believes that such officers should maintain a material personal financial stake in the Company to promote strong alignment between the interests of management and shareholders. Under these guidelines, each Named Executive Officer is expected to acquire and maintain ownership in Company common shares having a market value equal to three times annual base salary. Each Named Executive Officer has met these guidelines.

Compensation Consultant Independence.    The Company has determined that no conflicts of interest exist between the Company and its compensation consultant, Longnecker & Associates (or any individuals working on the Company’s account on Longnecker & Associates behalf), and Longnecker & Associates was deemed an independent advisor on matters of executive compensation pursuant to Item 407(e)(3)(iv) of Regulation S-K.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1)(7) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)(2)(3)(4) (g)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (h)	All Other Compensations ($)(6) (i)	Total ($)(7) (j)
Robert J. Attea	2013	$484,000	—	$2,135,612	—	$580,800	—	$118,134	$3,318,546
Executive Chairman of the Board	2012	$440,000	—	—	—	$704,000	—	$75,869	$1,219,869
	2011	$429,475	—	$698,722	—	$472,423	—	$85,966	$1,686,586

Kenneth F. Myszka	2013	$484,000	—	$2,135,612	—	$580,800	—	$117,955	$3,318,367
President and Chief Operating Officer	2012	$440,000	—	—	—	$704,000	—	$77,667	$1,221,667
	2011	$418,200	—	$680,304	—	$460,020	—	$89,833	$1,648,357

David L. Rogers	2013	$484,000	—	$2,135,612	—	$580,800	—	$116,233	$3,316,645
Chief Executive Officer	2012	$440,000	—	—	—	$704,000	—	$77,206	$1,221,206
	2011	$418,200	—	$680,304	—	$460,020	—	$87,277	$1,645,801

Andrew J. Gregoire(5)	2013	$250,000	—	$1,091,378	—	$300,000	—	$21,905	$1,663,283
Chief Financial Officer and Secretary	2012	$225,000	—	—	—	$360,000	—	$17,372	$602,372

Paul T. Powell(5)	2013	$250,000	—	$1,091,378	—	$300,000	—	$21,869	$1,663,247
Executive Vice President of Real Estate Investment	2012	$225,000	—	—	—	$360,000	—	$17,330	$602,330

Edward F. Killeen(5)	2013	$250,000	—	$1,091,378	—	$300,000	—	$21,869	$1,663,247
Executive Vice President of Real Estate Management	2012	$225,000	—	—	—	$360,000	—	$16,444	$601,444

(1)

The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers for the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Stock Awards were not made in 2012. The amounts shown in this column for 2013 relate to (i) a long-term incentive award of 14,506 restricted shares awarded to each Messrs. Attea, Myszka, and Rogers and 7,324 restricted shares awarded to each Messrs. Gregoire, Powell, and Killeen on August 6, 2013, (ii) a long-term incentive award of 8,191 restricted shares awarded to each Messrs. Attea, Myszka, and Rogers and 4,231 restricted shares awarded to each Messrs. Gregoire, Powell, and Killeen on December 18, 2013 and (iii) 16,382 performance-based restricted shares issued to each Messrs. Attea, Myszka, and Rogers and 8,462 performance-based restricted shares issued to each Messrs. Gregoire, Powell, and Killeen on December 18, 2013. See Note 7 below.

For Mr. Attea, the amount shown in this column for 2011 relates to (i) a long-term incentive award of 7,132 restricted shares awarded to him on December 5, 2011, and (ii) 14,264 performance-based restricted shares issued to him on December 5, 2011.

For Messrs. Myszka and Rogers, the amount shown in this column for 2011 relates to (i) a long-term incentive award of 6,944 restricted shares awarded to each of them on December 5, 2011, and (ii) 13,888 performance-based restricted shares issued to each of them on December 5, 2011.

For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below. The assumptions used to compute the grant date fair value of these awards for each named executive officer are set forth in Notes 2 and 10 to our 2013 consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013. The value of the performance-based restricted shares issued in 2013 to each of Messrs. Attea, Myszka and Rogers at the grant date assuming that the highest level of performance will be achieved is as follows: Messrs. Attea, Myszka, and Rogers each—$1,064,830, Messrs. Gregoire, Powell, and Killeen each $550,030. The value of the performance-based restricted shares is dependent on the

Company’s performance over a three-year period. The value of the performance-based restricted shares issued in 2011 to each of Messrs. Attea, Myszka and Rogers at the grant date assuming that the highest level of performance would be achieved was as follows: Mr. Attea—$579,832, Mr. Myszka—$564,547 and Mr. Rogers—$564,547. On January 6, 2014, the compensation committee determined that 94% of these shares vested.

(2)

The amounts disclosed in the “Non-Equity Incentive Plan Compensation” for 2013 represent cash payments for 2013 performance made in March 2014 to the named executives under the Company’s annual incentive compensation plan. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation”.

(3)

The amounts disclosed in the “Non-Equity Incentive Plan Compensation” for 2012 represent cash payments for 2012 performance made in February 2013 to the named executives under the Company’s annual incentive compensation plan. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation”.

(4)

The amounts disclosed in the “Non-Equity Incentive Plan Compensation” for 2011 represent cash payments for 2011 performance made in February 2012 to the named executives under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation”.

(5)

Effective March 1, 2012, Messrs. Gregoire, Powell and Killeen were appointed executive officers of the Company. Messrs. Powell and Killeen have been with the Company since 1997, and Mr. Gregoire has been with the Company since 1998.

(6)	All other compensation includes the following:

Name		Allowances*	401(k) Match	Supplemental Health Coverage	Dividends on Restricted Stock	Total “All Other Compensation”
Robert J. Attea	2013	$15,600	$1,104	$2,535	$98,895	$118,134
	2012	$15,600	$1,135	$1,351	$57,783	$75,869
	2011	$15,600	$4,900	$2,790	$62,676	$85,966
Kenneth F. Myszka	2013	$15,600	$1,104	$4,698	$96,553	$117,955
	2012	$15,600	$1,068	$3,867	$57,132	$77,667
	2011	$15,600	$4,900	$6,455	$62,878	$89,833
David L. Rogers	2013	$15,600	$1,104	—	$99,529	$116,233
	2012	$15,600	$1,135	—	$60,471	$77,206
	2011	$15,600	$4,900	—	$66,777	$87,277
Andrew J. Gregoire	2013	—	$1,020	—	$20,885	$21,905
	2012	—	$931	—	$16,441	$17,372
Paul T. Powell	2013	—	$1,020	—	$20,849	$21,869
	2012	—	$931	—	$16,399	$17,330
Edward F. Killeen	2013	—	$1,020	—	$20,849	$21,869
	2012	—	$45	—	$16,399	$16,444

*	Includes an annual allowance for an automobile, club dues and other miscellaneous expenses.

(7)

The substantial disparity between the Stock Award compensation and Total Compensation between 2012 and 2013 resulted from the decision of the Compensation Committee and its new Chair to review the Company’s executive compensation programs in late 2012. Pending conclusion of this study, long-term compensation grants were not made in 2012 with the expectation that such omission would be taken into consideration by the Compensation Committee in 2013. Accordingly, the Compensation Committee in 2013 made a special award of restricted shares in August 2013 and an award of time based restricted shares and performance-based restricted shares in December 2013. The table below shows what the total compensation in the Summary Compensation Table would have been if the August 2013 grants had been made in 2012:

Name	Year	Total Compensation
Robert J. Attea	2013	$2,293,546
	2012	$2,244,869
	2011	$1,686,586
Kenneth F. Myszka	2013	$2,293,367
	2012	$2,246,667
	2011	$1,648,357
David L. Rogers	2013	$2,291,645
	2012	$2,246,206
	2011	$1,645,801
Andrew J. Gregoire	2013	$1,145,783
	2012	$1,119,872
Paul T. Powell	2013	$1,145,747
	2012	$1,119,830
Edward F. Killeen	2013	$1,145,747
	2012	$1,118,944

Grant Of Plan-Based Awards For 2013

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Units (#)(2) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(6) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($)(1) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Robert J. Attea	8/6/13	—	—	—	—	—	—	14,506	(3)	—	—	$1,025,000
	12/18/13	—	—	—	—	—	—	8,191	(4)	—	—	$532,000
	12/18/13	—	—	—	—	—	—	16,382	(5)	—	—	$578,612
	N/A	—	—	$871,200	—	—	—	—		—	—	—
Kenneth F. Myszka	8/6/13	—	—	—	—	—	—	14,506	(3)	—	—	$1,025,000
	12/18/13	—	—	—	—	—	—	8,191	(4)	—	—	$532,000
	12/18/13	—	—	—	—	—	—	16,382	(5)	—	—	$578,612
	N/A	—	—	$871,200	—	—	—	—		—	—	—
David L. Rogers	8/6/13	—	—	—	—	—	—	14,506	(3)	—	—	$1,025,000
	12/18/13	—	—	—	—	—	—	8,191	(4)	—	—	$532,000
	12/18/13	—	—	—	—	—	—	16,382	(5)	—	—	$578,612
	N/A	—	—	$871,200	—	—	—	—		—	—	—
Andrew J. Gregoire	8/6/13	—	—	—	—	—	—	7,324	(3)	—	—	$517,500
	12/18/13	—	—		—	—	—	4,231	(4)	—	—	$275,000
	12/18/13	—	—		—	—	—	8,462	(5)	—	—	$298,878
	N/A	—	—	$450,000	—	—	—	—		—	—	—
Paul T. Powell	8/6/13	—	—	—	—	—	—	7,324	(3)	—	—	$517,500
	12/18/13	—	—	—	—	—	—	4,231	(4)	—	—	$275,000
	12/18/13	—	—	—	—	—	—	8,462	(5)	—	—	$298,878
	N/A	—	—	$450,000	—	—	—	—		—	—	—
Edward F. Killeen	8/6/13	—	—	—	—	—	—	7,324	(3)	—	—	$517,500
	12/18/13	—	—	—	—	—	—	4,231	(4)	—	—	$275,000
	12/18/13	—	—	—	—	—	—	8,462	(5)	—	—	$298,878
	N/A	—	—	$450,000	—	—	—	—		—	—	—

(1)

This is not the amount earned but is the maximum amount that could have been earned under the Annual Incentive Compensation Plan based upon 2013 performance. The Plan includes no threshold or target awards. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation.” The Company paid the actual bonus earned in cash. See Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(2)	Holders of restricted shares are entitled to the same dividend and voting rights as are holders of the Company’s Common Stock.

(3)

Restricted shares issued in August 2013 to Messrs. Attea, Myszka, Rogers, Gregoire, Powell and Killeen as a long-term incentive compensation award. The shares granted vest ratably over a three year period for Messrs. Attea and Myszka. The shares granted vest ratably over a five year period for Messrs. Rogers, Gregoire, Powell, and Killeen. Such shares were issued under the 2005 Award and Option Plan.

(4)

Restricted shares issued in December 2013 to Messrs. Attea, Myszka, Rogers, Gregoire, Powell, and Killeen as a long-term incentive compensation award, with 33.3% of such shares vesting each year. Such shares were issued under the 2005 Award and Option Plan.

(5)

Performance-based restricted shares issued in December 2013. The performance-based vesting restricted stock awards vest based upon the Company’s relative total shareholder return over a 3 year period as compared to a defined peer group. No shares will vest if threshold performance is not achieved. Provided threshold performance is achieved, an applicable percentage of the shares between 25% and 100% will vest, with 25% of the shares vesting if threshold performance is achieved, 50% vesting if target performance is achieved and 100% vesting if maximum performance is achieved. Such shares were issued under the 2005 Award and Option Plan.

(6)	Amount represents full grant date fair value of restricted stock awards granted in 2013 computed in accordance with FASB ASC Topic 718. No stock options were granted in 2013.

Outstanding Equity Awards At December 31, 2013

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Robert J. Attea	6,919	20,760	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	974	$63,476	(3)	—	—
	—	—	—	—	—	1,500	$97,755	(4)	—	—
	—	—	—	—	—	2,348	$153,019	(5)	—	—
	—	—	—	—	—	7,056	$459,840	(6)	—	—
	—	—	—	—	—	10,608	$691,323	(7)	—	—
	—	—	—	—	—	2,378	$154,974	(8)	—	—
	—	—	—	—	—	14,264	$929,585	(9)	—	—
	—	—	—	—	—	14,506	$945,356	(10)	—	—
	—	—	—	—	—	8,191	$533,807	(11)	—	—
	—	—	—	—	—	16,382	$1,067,615	(12)	—	—
Kenneth F. Myszka	8,375	20,213	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	863	$56,242	(13)	—	—
	—	—	—	—	—	1,459	$95,083	(14)	—	—
	—	—	—	—	—	2,287	$149,044	(15)	—	—
	—	—	—	—	—	6,886	$448,761	(16)	—	—
	—	—	—	—	—	10,329	$673,141	(17)	—	—
	—	—	—	—	—	2,314	$150,803	(18)	—	—
	—	—	—	—	—	13,888	$905,081	(9)	—	—
	—	—	—	—	—	14,506	$945,356	(10)	—	—
	—	—	—	—	—	8,191	$533,807	(11)	—	—
	—	—	—	—	—	16,382	$1,067,615	(12)	—	—
David L. Rogers	6,738	20,213	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	863	$56,242	(13)	—	—
	—	—	—	—	—	264	$17,205	(19)	—	—
	—	—	—	—	—	1,459	$95,083	(11)	—	—
	—	—	—	—	—	562	$36,626	(20)	—	—
	—	—	—	—	—	2,287	$149,044	(15)	—	—
	—	—	—	—	—	395	$25,742	(21)	—	—
	—	—	—	—	—	6,886	$448,761	(16)	—	—
	—	—	—	—	—	10,329	$673,141	(17)	—	—
	—	—	—	—	—	2,314	$150,803	(18)	—	—
	—	—	—	—	—	13,888	$905,081	(9)	—	—
	—	—	—	—	—	14,506	$945,356	(31)	—	—
	—	—	—	—	—	8,191	$533,807	(11)	—	—
	—	—	—	—	—	16,382	$1,067,615	(12)	—	—
Andrew J. Gregoire	—	—	—	—	—	101	$6,582	(22)	—	—
	—	—	—	—	—	1,250	$81,463	(23)	—	—
	—	—	—	—	—	239	$15,576	(24)	—	—
	—	—	—	—	—	175	$11,405	(25)	—	—
	—	—	—	—	—	433	$28,219	(26)	—	—
	—	—	—	—	—	1,099	$71,622	(27)	—	—
	—	—	—	—	—	2,732	$178,044	(28)	—	—
	—	—	—	—	—	7,324	$477,305	(32)	—	—
	—	—	—	—	—	4,231	$275,734	(33)	—	—
	—	—	—	—	—	8,462	$551,469	(12)	—	—
Paul T. Powell	—	—	—	—	—	97	$6,321	(29)	—	—
	—	—	—	—	—	1,250	$81,463	(23)	—	—
	—	—	—	—	—	228	$14,859	(30)	—	—
	—	—	—	—	—	175	$11,405	(25)	—	—
	—	—	—	—	—	433	$28,219	(26)	—	—
	—	—	—	—	—	1,099	$71,622	(27)	—	—
	—	—	—	—	—	2,732	$178,044	(28)	—	—
	—	—	—	—	—	7,324	$477,305	(32)	—	—
	—	—	—	—	—	4,231	$275,734	(33)	—	—
	—	—	—	—	—	8,462	$551,469	(12)	—	—
Edward F. Killeen	—	—	—	—	—	97	$6,321	(23)	—	—
	—	—	—	—	—	1,250	$81,463	(23)	—	—
	—	—	—	—	—	228	$14,859	(30)	—	—
	—	—	—	—	—	175	$11,405	(25)	—	—
	—	—	—	—	—	433	$28,219	(26)	—	—
	—	—	—	—	—	1,099	$71,622	(27)	—	—
	—	—	—	—	—	2,732	$178,044	(28)	—	—
	—	—	—	—	—	7,324	$477,305	(32)	—	—
	—	—	—	—	—	4,231	$275,734	(33)	—	—
	—	—	—	—	—	8,462	$551,469	(12)	—	—

(1)	2008 stock option grant vests in eight annual installments at the rate of 12.5% per year through 2016.

(2)	Market value of unvested shares is based on December 31, 2013 closing stock price.

(3)	Restricted shares vest at a rate of 973 shares per year through 2014

(4)	Restricted shares vest at a rate of 749 shares per year through 2015

(5)	Restricted shares vest at a rate of 783 shares per year through 2016

(6)	Restricted shares vest at a rate of 1,764 shares per year through 2017

(7)	Restricted shares vest at a rate of 2,121 shares per year through 2018

(8)	Restricted shares vest at a rate of 2,377 shares per year through 2014

(9)

Performance-based vesting restricted shares issued in 2011. The performance-based vesting restricted stock awards vest based upon the Company’s relative total shareholder return over a 3 year period as compared to a defined peer group. No shares will vest if threshold performance is not achieved. Provided threshold performance is achieved, an applicable percentage of the shares between 25% and 100% will vest, with 25% of the shares vesting if threshold performance is achieved, 50% vesting if target performance is achieved and 100% vesting if maximum performance is achieved. On January 6, 2014, the compensation committee determined that 94% of these shares vested.

(10)	Restricted shares vest at a rate of 4,835 shares per year through 2016

(11)	Restricted shares vest at a rate of 2,730 shares per year through 2016

(12)

Performance-based vesting restricted shares issued in 2013. The performance-based vesting restricted stock awards vest based upon the Company’s relative total shareholder return over a 3 year period as compared to a defined peer group. No shares will vest if threshold performance is not achieved. Provided threshold performance is achieved, an applicable percentage of the shares between 25% and 100% will vest, with 25% of the shares vesting if threshold performance is achieved, 50% vesting if target performance is achieved and 100% vesting if maximum performance is achieved.

(13)	Restricted shares vest at a rate of 861 shares per year through 2014

(14)	Restricted shares vest at a rate of 728 shares per year through 2015

(15)	Restricted shares vest at a rate of 764 shares per year through 2016

(16)	Restricted shares vest at a rate of 1,721 shares per year through 2017

(17)	Restricted shares vest at a rate of 2,066 shares per year through 2018

(18)	Restricted shares vest at a rate of 2,315 shares per year through 2014

(19)	Restricted shares vest at a rate of 267 shares per year through 2014

(20)	Restricted shares vest at a rate of 280 shares per year through 2015

(21)	Restricted shares vest at a rate of 396 shares per year through 2014

(22)	Restricted shares vest at a rate of 101 shares per year through 2014

(23)	Restricted shares vest at a rate of 625 shares per year through 2015

(24)	Restricted shares vest at a rate of 121 shares per year through 2015

(25)	Restricted shares vest at a rate of 175 shares per year through 2014

(26)	Restricted shares vest at a rate of 433 shares per year through 2014

(27)	Restricted shares vest at a rate of 550 shares per year through 2015

(28)	Restricted shares vest at a rate of 1,366 shares per year through 2015

(29)	Restricted shares vest at a rate of 95 shares per year through 2014

(30)	Restricted shares vest at a rate of 114 shares per year through 2015

(31)	Restricted shares vest at a rate of 2,901 shares per year through 2018

(32)	Restricted shares vest at a rate of 1,465 shares per year through 2018

(33)	Restricted shares vest at a rate of 1,410 shares per year through 2016

Option Exercises and Stock Vested In 2013

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Robert J. Attea	27,680	$555,916	8,767	$597,541
Kenneth F. Myszka	25,314	$495,301	8,949	$607,124
David L. Rogers	26,951	$499,099	10,010	$673,585
Andrew J. Gregoire	—	—	3,371	$237,483
Paul T. Powell	—	—	3,358	$236,873
Edward F. Killeen	—	—	3,358	$236,873

(1)	Amounts reflect the market value of the Common Stock on the day the Common Stock vested.

Employment Agreements

In 1999, the Company entered into employment agreements with Messrs. Attea, Myszka, Rogers, Gregoire, Powell, and Killeen. These agreements were amended and restated effective January 1, 2009. Each employment agreement has an indefinite term but can be terminated by the Company (a) in the event of the executive’s disability, (b) for “cause,” or (c) upon 30 days prior written notice to the executive. Each executive may terminate his employment agreement (a) for “good reason,” or (b) by providing 60 days prior written notice to the Company (30 days written notice for Messrs. Gregoire, Powell, and Killeen). Each employment agreement may also be terminated by agreement of the Company and the executive. Each employment agreement prohibits the executive, during employment and during the one-year period following termination of employment, from engaging in the self-storage business as an employee, consultant or owner.

Employment Agreements of Messrs. Attea, Myszka and Rogers.

The employment agreements of Messrs. Attea, Myszka, and Rogers each provide for severance payments in the event the executive’s employment is terminated by the Company without “cause” or he resigns for “good reason.” Such severance payments would be made in 36 monthly payments following the termination of the executive’s employment, and each monthly payment would be an amount equal to one-twelfth of the sum of the highest (i) base salary earned by such executive during any calendar year, (ii) bonus and other incentive compensation earned by such executive during any calendar year, and (iii) value of any restricted stock awards during any calendar year to such executive. The first six monthly payments will be made in a single sum to the executive within 30 days following his separation from service. The remaining 30 payments will be made over a 30 month period beginning seven months after the separation from service. No severance benefits are payable if the executive’s employment is terminated for “cause” or if the executive retires or voluntarily terminates his employment without “good reason.” The employment agreements also provide that certain employee welfare benefits shall be continued for a period of 36 months after termination of employment in the event the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason”.

In addition, if the Company undergoes a “change in control” while severance is being paid to Messrs. Attea, Myszka, and Rogers, the remaining severance payment would be transferred to a rabbi trust and monthly payments would continue to be made from that trust unless the “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, in which case the remaining severance payment would be paid to the executive in a lump sum within 30 days after the “change in control” occurs. Similarly, if the executive is terminated within 2 years following a “change in control” of the Company, the severance payments would be transferred to a rabbi trust and monthly payments would be made from that trust unless the “change in control” qualifies under Section 409A of the Code, in which case the severance payments would be paid to the executive in a lump sum within 30 days of his termination of employment. Each employment agreement provides that the severance payments to the executive will be “grossed up” if such severance payments are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code to hold the executive harmless against the impact, if any, of such excise tax. In addition, the Company must reimburse the executive for his legal fees in connection with any good faith claim for severance payments under the employment agreement. Each employment agreement provides that the severance payments will not be offset or mitigated by any income from another source during the severance period.

The employment agreements for Messrs. Attea, Myszka, and Rogers also provide for payments in the event of termination by reason of the executive’s death or disability during the term of his employment agreement. The payments will be in an amount equal to two times the executive’s then effective per annum rate of salary plus a pro rata portion of the incentive compensation for the calendar year in which the death or disability occurs. In the event of death, such payments will be paid in eight quarterly installments following the date of the executive’s death. In the case of the executive’s disability, such payments will be made in 24 monthly installments, with the first 6 installments paid in a lump sum within 30 days following the executive’s separation from service, and the remaining 18 installments made over 18 months beginning with the seventh month after the executive’s separation from service. The disability payments to the executive would be reduced by any amounts paid to the executive in connection with the Company’s disability insurance contracts.

The employment agreements for Messrs. Attea, Myszka, and Rogers also provide that in the event of termination without “cause”, for “good reason” or death or disability or in the event of a “change in control”, all stock options shall vest.

For purposes of the employment agreements described above, the terms have the meanings set forth below:

“change in control” generally includes:

(i) the acquisition by any person of 20% or more of the outstanding stock of the Company;

(ii) approval by the shareholders of the Company of a consolidation, merger or other business combination involving the Company in which the Company is not the surviving entity, other than a transaction in which the holders of the Company’s Common Stock immediately prior to the transaction have substantially the same proportionate ownership of Common Stock of the surviving corporation after the transaction;

(iii) approval by the shareholders of the Company of any consolidation, merger or other business combination in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the transaction do not own at least a majority of the outstanding Common Stock of the continuing or surviving corporation;

(iv) approval by the shareholders of the Company of any sale, lease or exchange of substantially all of the assets of the Company and its subsidiaries;

(v) a change in the majority of the members of the Board of Directors within a 24-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of 2/3 of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi) more than 50% of the assets of the Company and its subsidiaries are sold, transferred or otherwise disposed of, other than in the usual and ordinary course of its business.

“cause” generally means a material breach of the executive’s duties under his employment agreement, or the fraudulent, illegal or other gross misconduct which is materially damaging or detrimental to the Company.

“good reason” generally means:

(i) a material change in the executive’s duties and responsibilities or a change in his title or position without his consent;

(ii) there arises a requirement that the services required to be performed by the executive would necessitate the executive to move his residence at least 50 miles from the Buffalo, NY area;

(iii) a material reduction by the Company in the executive’s compensation or benefits;

(iv) a material breach of the employment agreement by the Company;

(v) in the case of Messrs. Attea and Myszka, the failure of the executive to be elected a director at any annual shareholders meeting; or

(vi) the failure of any successor to the Company to specifically assume responsibility for the employment agreement.

Potential Payments and Benefits upon Death or Disability or upon Termination of Employment With No Change in Control of the Company. The tables below reflect the amount of compensation to each of Messrs. Attea, Myszka, and Rogers in the event of termination of such executive’s employment described below. The amounts shown assume that such termination was effective as of December 31, 2013 and uses the closing market price of the Company stock on such date, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to such executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The first column of each table below sets forth the payments to which the executive would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive’s employment for any reason other than for “cause” by the Company or by the executive without “good reason,” and assuming such termination occurred prior to, or did not otherwise arise in connection with, a “change in control” of the Company. The second column of each table reflects payments that would be due in the event of the executive’s termination of employment due to death or disability prior to a change in control of the Company. No benefits are paid, other than earned but unpaid compensation, upon a termination of employment by the Company for “cause” or for termination by the executive upon retirement or without “good reason.”

	Termination by Company without “Cause” or Termination by Executive for “Good Reason”	Death or Disability
Robert J. Attea
Cash Severance[1]	$6,895,836	$968,000
Continued Employee Welfare Benefits	51,345	0
Acceleration of Equity Awards[2]	0	3,099,550

Total	$6,947,181	$4,067,550

Kenneth F. Myszka
Cash Severance[1]	$6,895,836	$968,000
Continued Employee Welfare Benefits	57,834	0
Acceleration of Equity Awards[2]	0	3,052,237

Total	$6,953,670	$4,020,237

David L. Rogers
Cash Severance[1]	$6,895,836	$968,000
Continued Employee Welfare Benefits	43,740	0
Acceleration of Equity Awards[2]	0	3,131,809

Total	$6,939,576	$4,099,809

[1]	Cash severance for disability is reduced by any amounts paid to the officer under the Company’s disability insurance contract.

[2]

After termination by the Company without “Cause”, termination by the Executive for “Good Reason”, death or disability, the Executive will also be entitled to a pro rata portion of the performance-based restricted shares issued on December 18, 2013 based upon the number of months of employment during the performance period ending December 18, 2016 and the Company’s performance through the end of the performance period.

Potential Payments and Benefits Following, or in Connection With a Change In Control of the Company. Upon a termination of the employment of Messrs. Attea, Myszka, or Rogers without “cause” or a termination by such executive for “good reason” following a “change in control,” such executive is entitled to receive the following benefits:

Robert J. Attea
Cash Severance	$6,895,836
Acceleration of Equity Awards	4,167,165
Continued Employee Welfare Benefits	51,345
Gross-up for excise tax and additional income taxes	6,709,390

Total	$17,823,736

Kenneth F. Myszka
Cash Severance	$6,895,836
Acceleration of Equity Awards	4,119,852
Continued Employee Welfare Benefits	57,834
Gross-up for excise tax and additional income taxes	6,701,077

Total	$17,774,599

David L. Rogers
Cash Severance	$6,895,836
Acceleration of Equity Awards	4,199,424
Continued Employee Welfare Benefits	43,740
Gross-up for excise tax and additional income taxes	6,727,155

Total	$17,866,155

Cash severance for Messrs. Attea, Myszka, and Rogers is paid in 36 monthly payments following the termination of the executive’s employment, with the first six monthly payments being made in a single sum to the executive within 30 days following his separation from service and the remaining 30 payments made over a 30 month period beginning seven months after the separation from service. However, if a “change of control” occurs while the Company is making severance payments or if the executive is terminated within 2 years following a “change in control” of the Company, and if such “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, then the payments/remaining payments will be made in a single sum within 30 days following the “change in control” or separation from service. If the “change in control” does not so qualify under Section 409A, then the payments/remaining payments would be transferred to a rabbi trust and payments made from the trust. Cash severance on account of death will be paid in eight quarterly installments. Cash severance on account of disability will be paid in 24 monthly installments with the first 6 months of severance paid in a single sum within 30 days following separation from service and the remaining payments made in 18 monthly installments beginning with the seventh month after the executive’s separation from service. Accelerated equity awards are paid upon the termination of employment, death or disability of the executive.

Employment Agreements of Messrs. Gregoire, Powell and Killeen.

Potential Payments and Benefits Following, or in Connection With a Change In Control of the Company. The employment agreements of Messrs. Gregoire, Powell, and Killeen each provide that upon a termination of the employment of such executive without “cause” or a termination by such executive for “good reason” within twenty -four (24) months following a “change in control” qualifying under Section 409A of the Internal Revenue Code, such executive is entitled to a severance. The amount of the severance payable to Messrs. Gregoire, Powell, and Killeen in a lump sum is equal to two and one-half times the salary and bonus paid to these individuals in the prior calendar year. In addition, health insurance benefits would be continued for 30 months after the date of termination.

Upon a termination of the employment of Messrs. Gregoire, Powell, or Killeen following such a “change in control,” such executive is entitled to receive the following benefits:

Andrew J. Gregoire[1]
Cash Severance	$1,375,000
Acceleration of Equity Awards	1,697,418
Continued Employee Welfare Benefits	36,450

Total	$3,108,868

Paul T. Powell[1]
Cash Severance	$1,375,000
Acceleration of Equity Awards	1,696,440
Continued Employee Welfare Benefits	36,450

Total	$3,107,890

Edward. F. Killeen[1]
Cash Severance	$1,375,000
Acceleration of Equity Awards	1,696,440
Continued Employee Welfare Benefits	14,580

Total	$3,086,020

[1]

The amounts set forth in the table are estimates based upon the salary and bonus paid to each executive for 2013. Equity awards are valued based upon the closing market price of the Company common stock as of December 31, 2013. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. The amount of any severance payable to the executive shall be reduced to the extent necessary to avoid imposition of any tax on excess parachute payments under Section 4999 of the Code.

The employment agreements of Messrs. Gregoire, Powell, and Killeen also provide for severance payments in the event the executive is terminated without “cause” or a termination by such executive for “good reason” prior to a qualifying “change of control”. In such event, the Company will pay such employee severance benefits based upon the Company’s severance policy then in effect for all employees.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for Named Executive Officers and oversees the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Compensation Committee reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Company with regard to executive compensation. Based upon this review and discussion with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee

STEPHEN R. RUSMISEL, CHAIR

ANTHONY P. GAMMIE

JAMES R. BOLDT

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

PROPOSAL 3. PROPOSAL TO APPROVE THE COMPENSATION OF

THE COMPANY’S EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as described in detail in the “Compensation Discussion and Analysis” and the accompanying tables in the Executive Compensation section beginning on page 16. This vote is commonly known as “say-on-pay.” The Company is currently conducting “say-on-pay” votes every year and expects to hold the next “say-on-pay” vote in connection with its 2015 Annual Meeting of Shareholders. Shareholders should review the Compensation Discussion and Analysis section of this proxy for the details of the Company’s executive compensation program.

As described in greater detail in the Compensation Discussion and Analysis section, we seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. A substantial part of our compensation for Named Executive Officers is performance based and the Company has used performance-based vesting restricted stock as part of the long-term incentive program.

In order to promote the short and long-term interest of our shareholders, the Company’s compensation programs have evolved as necessary over the years. During the last several years, the Compensation Committee has initiated a number of changes to better align management and shareholder interests. Recent Compensation Committee actions include the following:

•

In 2012, the Compensation Committee elected a new Chair and the Compensation Committee commenced undertaking a review of the overall compensation practices of the Company for the Named Executive Officers. As a result, long-term incentive compensation awards were not made to the Named Executive Officers in 2012 with the expectation that such omission would be taken into consideration after the completion of the Compensation Committee’s review. In 2013, the Compensation Committee continued its past practice of making long-term incentive restricted stock awards and in making such awards in 2013 took into consideration that long-term awards were not made in 2012. Thus, special awards were made in August 2013. As described in note 7 to the Summary Compensation Table, the substantial disparity in total compensation of the Named Executive Officers between 2012 and 2013 resulted from such decision.

•

Since 2010, the Company has had in effect a performance based Annual Incentive Compensation Plan for Executive Officers. This Plan for annual incentive awards is two-thirds based upon objective metrics that relate to “targeted” FFO and annual FFO growth relative to publicly-traded competitors of the Company. One-third of the potential annual bonus award is subject to the Compensation Committee’s evaluation of a number of other metrics which can be changed by the Compensation Committee as it deems appropriate to promote specific goals. The Plan also provides that bonuses shall be returned, as the Compensation Committee deems appropriate, to the extent resulting from restated financial statements of the Company due a recipient’s misconduct, and that the Compensation Committee may make adjustments in bonuses to the extent they were affected by misstatements in the audited financial statements of other companies.

•

The Compensation Committee has revised long-term incentive awards in a manner to provide a direct linkage between payouts to executive officers and total return to shareholders. A portion of such awards in 2011 and 2013 were made in the form of performance-based vesting restricted stock which vest based upon the Company’s relative total shareholder return compared to certain peer companies.

•

Formal minimum share ownership requirements were recently adopted for Named Executive Officers and members of the Board of Directors of the Company. While the Named Executive Officers and Board members have substantial holdings, this requirement reflects the Compensation Committee’s commitment to insure alignment of management and shareholder interests.

We believe that the information provided in this Proxy Statement demonstrates that the Company’s executive compensation program is designed appropriately to attract and retain talented executives and to align the executives’ interests with shareholders’ interests. Accordingly, the Board of Directors recommends that shareholders approve the compensation of the Company’s Named Executive Officers by approving the following say-on-pay resolution:

RESOLVED, that the shareholders of Sovran Self Storage, Inc. approve, on an advisory basis, the compensation of the executive officers identified in the “Summary Compensation Table,” as disclosed in the Sovran Self Storage, Inc. 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Say-on-pay votes under the Dodd-Frank Act are advisory. Although the results of the say-on-pay vote do not bind the Company, the Board of Directors will review the results very carefully. The Board of Directors views the vote as providing important information regarding investor sentiment about the Company’s executive compensation philosophy, policies and practice.

The affirmative vote of a majority of the votes cast is required for approval of the advisory resolution above. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS.

CERTAIN TRANSACTIONS

The Company has engaged Locke Acquisition Group, LLC as a broker to purchase and sell real property. During 2013 the Company paid Locke Acquisition Group LLC $2,022,844 in commissions. Jonathan Attea, son of Robert J. Attea, is an employee of Locke Acquisition Group, however, he does not hold any equity in that company nor is he an officer or director.

Frederick G. Attea, brother of Robert J. Attea, is a partner of the law firm of Phillips Lytle LLP, which has represented and is currently representing the Company, Sovran HHF Storage Holdings LLC a joint venture in which the Company has a 20% ownership interest, and Sovran HHF Storage Holdings II LLC a joint venture in which the Company has a 15% ownership interest. Phillips Lytle LLP’s legal fees for services rendered to the Company for 2013 totaled $1,397,300, legal fees for services rendered to Sovran HHF Storage Holdings LLC totaled $136,593 and its legal fees for services rendered to Sovran HHF Storage Holdings II LLC totaled $978.

The transactions and arrangements above were reviewed and disclosed under the Company’s policies and procedures regarding related party transactions.

PROPOSALS OF SHAREHOLDERS FOR THE 2015 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2015 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company, 6467 Main Street, Williamsville, New York 14221, no later than December 10, 2014.

The Company’s By-Laws set forth the procedure to be followed by a shareholder who wishes to recommend one or more persons for nomination to the Board of Directors or present a proposal at an Annual Meeting. Only a shareholder of record entitled to vote at an Annual Meeting may present a proposal and must give timely written notice thereof to the Secretary of the Company at the address noted above. Generally, to be timely, a shareholder’s notice shall set forth all information required under the By-laws and shall be delivered to the Secretary not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, notice by a shareholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company did not contemplate or expect that any business other than that pertaining to the subjects referred to in this Proxy Statement would be brought up for action at the meeting, but in the event that other business calling for a Shareholders’ vote does properly come before the meeting, the Proxies will vote thereon according to their best judgment in the interest of the Company.

A COPY OF SOVRAN SELF STORAGE, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING THE COMPANY. TO OBTAIN A COPY, PLEASE WRITE TO: ANDREW J. GREGOIRE, SECRETARY, SOVRAN SELF STORAGE, INC., 6467 MAIN STREET, WILLIAMSVILLE, NEW YORK, 14221. THE 10-K IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE (www.sovranss.com).

By Order of the Board of Directors,

ANDREW J. GREGOIRE

Secretary

April 8, 2014

ANNUAL MEETING OF SHAREHOLDERS OF

SOVRAN SELF STORAGE, INC.

May 22, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER

ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2014: The Proxy Statement, Form 10-K for the year ended December 31, 2013 and the Annual Report to Shareholders are available at www.sovranss.com/2014annualmeeting

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20630300000000001000 9	052214

THE DIRECTORS RECOMMEND A VOTE “FOR” ELECTION OF ALL NOMINEES,

“FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Robert J. Attea O Kenneth F. Myszka O Anthony P. Gammie O Charles E. Lannon O James R. Boldt O Stephen R. Rusmisel		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐
			3.	Proposal to approve the compensation of the Company’s executive officers.	☐	☐	☐
			4.	In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

			Please check here if you plan to attend the meeting.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF SHAREHOLDERS OF

SOVRAN SELF STORAGE, INC.

May 22, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 22, 2014:

The Proxy Statement, Form 10-K for the year ended December 31, 2013 and the Annual Report to Shareholders

are available at www.sovranss.com/2014annualmeeting

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20630300000000001000 9	052214

THE DIRECTORS RECOMMEND A VOTE “FOR” ELECTION OF ALL NOMINEES,

“FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Robert J. Attea O Kenneth F. Myszka O Anthony P. Gammie O Charles E. Lannon O James R. Boldt O Stephen R. Rusmisel		2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐
			3.	Proposal to approve the compensation of the Company’s executive officers.	☐	☐	☐
			4.	In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

			Please check here if you plan to attend the meeting.			☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

1	¢

SOVRAN SELF STORAGE, INC.

SOLICITED BY THE BOARD OF DIRECTORS

for the Annual Meeting of Shareholders – May 22, 2014

Robert J. Attea, Kenneth F. Myszka and David L. Rogers, and each of them with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Sovran Self Storage, Inc. that are held of record by the undersigned on March 21, 2014 at the Annual Meeting of Shareholders of Sovran Self Storage, Inc., to be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on May 22, 2014 at 9:00 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion.

The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for election of all nominees for directors listed in Proposal 1, for Proposal 2, and for Proposal 3.

Please return this proxy card promptly using the enclosed envelope.

(To be Signed on Reverse Side)

 COMMENTS:

¢	14475	¢